Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

AKORN, INC.
(Exact name of registrant as specified in its charter)

Louisiana (State of Incorporation)	72-0717400 (I.R.S. Employer Identification No.)

1925 W. Field Court, Suite 300
Lake Forest, Illinois 60045
 (847) 279-6100
(Address of principal executive offices)
Akorn, Inc. 2014 Stock Option Plan
(Full title of the plan)

Joseph Bonaccorsi, Esq.
Senior Vice President, General Counsel and Secretary
Akorn, Inc.
1925 W. Field Court, Suite 300
Lake Forest, Illinois 60045
(847) 279-6100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Donald E. Figliulo, Esq.
Polsinelli PC
161 N. Clark Street, Suite 4200
Chicago, IL 60601
(312) 463-6311
(312) 893-2164 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒		Accelerated filer ☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, No Par Value
Shares Not Previously Registered (1)	683,500	$24.08 (4)	$16,458,680	$2,119
Remaining Shares (2), (3)	6,816,500	n/a	n/a	n/a
Total	7,500,000(5)	24.08	16,458,680	$2,119

(1)
The “Shares Not Previously Registered” are shares of Company common stock, no par value (the “Common Stock”) that are reserved for issuance pursuant to the Akorn, Inc. 2014 Stock Option Plan (the "2014 Plan").  A total of 7,500,000 shares of Common Stock are reserved for issuance pursuant to the 2014 Plan, however, such amount includes 6,816,500 shares of Common Stock that were reserved for issuance pursuant to the Akorn, Inc. Amended and Restated 2003 Stock Option Plan (the “Prior Plan”) and that were not subject to any outstanding awards issued or granted pursuant to the Prior Plan (the “Remaining Shares”).  The Prior Plan is no longer available for future awards and the Remaining Shares were rolled from the Prior Plan into the 2014 Plan and are now available for issuance under the 2014 Plan.

(2)
The Remaining Shares were previously registered by the Company and available for grant under the Prior Plan but were not subject to outstanding awards and are expected to be available for grant under the 2014 Plan, subject to shareholder approval of the 2014 Plan. All shares reserved for issuance under the Prior Plan, including the Remaining Shares, were previously registered by the Company under the following registration statements on Form S-8: (i) Form S-8 filed on April 20, 2005 (File No. 333-124190); (ii) Form S-8 filed on September 14, 2009 (File No. 333-161908); (iii) Form S-8 filed on February 10, 2012 (File No. 333-179476); as each such registration statement was amended from time to time.  Pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, the Company has carried forward the registration fee for the Remaining Shares.

(3)
The Company is concurrently filing Post-Effective Amendment No. 2 to the registration statement on Form S-8 that was originally filed on February 10, 2012 (File No. 333-179476) deregistering the Remaining Shares under the Prior Plan.

(4)
Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is based upon the average ($24.08) of the high ($24.67) and low ($23.49) prices of the Registrant’s Common Stock as reported by the NASDAQ Stock Market LLC on April 28, 2014.

(5)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Common Stock, that become issuable pursuant to the 2014 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

EXPLANATORY NOTE

Akorn, Inc.  (the “Registrant” or “Company”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register 7,500,000 shares of common stock, no par value, of the Registrant (“Common Stock”) authorized for issuance under the Akorn, Inc. 2014 Stock Option Plan (the “Plan”), subject to shareholder approval of the Plan.  The Plan is being submitted to the Company’s shareholders for approval at the annual meeting of shareholders to be held on May 2, 2014.

PART I

INFORMATION REQUIRED IN
THE SECTION 10 (a) PROSPECTUS

The information specified in Item 1 and Item 2 of this Part I is omitted in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The document(s) containing the information specified in this Part I will be sent or given to participants in the Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

           The SEC allows us to incorporate by reference information into this Registration Statement. This means we can disclose information to you by referring you to another document we filed with the SEC. We will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to Akorn, Inc., 1925 W. Field Court, Suite 300, Lake Forest, Illinois, 60045; Attention: Investor Relations, telephone: (847) 279-6150. The following documents, which have previously been filed or will be filed by the Registrant with the SEC, are incorporated herein by reference as of their respective dates of filing, except for the portions thereof that are “furnished” rather than filed with the SEC:

(1)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(2)
all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the Company’s latest annual report referred to in (1) above.

(3)
the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (001-32360) filed under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January 31, 2007, and as amended on that same date, as well as any subsequent amendment or report filed for the purpose of amending such description.

(4)
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all common stock offered hereunder has been sold or which deregisters all common stock then remaining unsold hereunder, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the SEC.

Item 4. Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 83A(1) of the Louisiana Business Corporation Law (“LBCL”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 83A(2) of the LBCL provides that, in case of actions by or in the right of a corporation, the indemnity shall be limited to expenses, including attorneys’ fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, and that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 83(B) of the LBCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Any indemnification under Section 83A of the LBCL, unless ordered by the court, shall be made by a corporation only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made:

■	By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or

■	If such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or

■	By the shareholders.

Section 83(D) of the LBCL permits defense expenses to be paid by a corporation in advance of the final disposition of the action, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the corporation.

The indemnification provided for by Section 83 of the LBCL shall not be deemed exclusive of any other rights to which the person indemnified is entitled under any by-law, agreement, authorization of shareholders or directors, regardless of whether directors authorizing such indemnification are beneficiaries thereof, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his heirs and legal representatives; however, no such other indemnification measure shall permit indemnification of any person for the results of such person’s willful or intentional misconduct.

Section 24 of the LBCL provides that the articles of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of a director or officer:

■	For any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders;

■	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

■
Who knowingly or without the exercise of reasonable care and inquiry votes in favor of a dividend paid in violation of Louisiana law, any other unlawful distribution, payment or return of assets to be made to the shareholders or stock purchases or redemptions in violation of Louisiana law; or

■	For any transaction from which the director or officer derived an improper personal benefit.

Article XII of the Company’s articles of incorporation contains the provisions permitted by Section 24 of the LBCL.

Article V of the Company’s by-laws makes mandatory the indemnification of any of the Company’s officers, directors, employees or agents against any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him by reason of his position as the Company’s director, officer, employee or agent or serving in such position at the Company’s request of any business, foreign or non-profit corporation, partnership, joint venture or other enterprise, if he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interest of the Company, and, in the case of a criminal action or proceeding, with no reasonable cause to believe that his conduct was unlawful. However, in case of actions by or in the right of the Company, the indemnity shall be limited to expenses (including attorneys’ fees and amounts paid in settlement not exceeding, in the judgment of the Company’s board of directors, the estimated expense of litigating the action to conclusion) actually and reasonably incurred in connection with the defense or settlement of such action.

No indemnification is permitted under Article V of the Company’s by-laws in respect of any matter as to which a director or officer shall have been finally adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct or to have obtained an improper personal benefit, unless, and only to the extent that the court shall determine upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Article V of the Company’s by-laws also provides that to the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Any indemnification under Article V of the Company’s by-laws, unless ordered by the court, shall be made by the Company only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made:

●	By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or

●	If such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or

●	By the shareholders.

Article V of the Company’s by-laws also provides that the expenses incurred in defending such action shall be paid by the Company in advance of the final disposition of such action, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized under Article V. However, the Company’s board of directors may determine, by special resolution, not to have the Company pay in advance the expenses incurred by any person in the defense of any such action.

Article V further provides that indemnification granted thereunder shall not be deemed exclusive of any other rights to which a director, officer, employee or agent is or may become entitled, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs and legal representatives.

Article V also permits the Company to procure insurance on behalf of any person who is or was the Company’s director, officer, employee or agent, or is or was serving in such position at the Company’s request of any business, foreign or non-profit corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the LBCL. The Company maintains a directors’ and officers’ liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on May 2, 2014.

AKORN, INC.

By:	/s/ Rajat Rai
Rajat Rai,
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Rajat Rai and Timothy Dick, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, to sign any amendments (including post-effective amendments) and supplements to this registration statement (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933, as amended), and to file such amendments and any related documents with the Securities and Exchange Commission, and ratifies and confirms the actions that any such attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done under this power of attorney.

Signature	Title	Date

/s/ Rajat Rai	Chief Executive Officer	May 2, 2014
Rajat Rai	(Principal Executive Officer)

/s/ Timothy Dick	Chief Financial Officer	May 2, 2014
Timothy Dick	(Principal Financial and Accounting Officer)

/s/ John N. Kapoor, PH.D.	Director, Chairman of the Board	May 2, 2014
John N. Kapoor, Ph.D

/s/ Kenneth S. Abramowitz	Director	May 2, 2014
Kenneth S. Abramowitz

/s/ Adrienne L. Graves	Director	May 2, 2014
Adrienne L. Graves

/s/ Ronald M. Johnson	Director	May 2, 2014
Ronald M. Johnson

/s/ Steven J. Meyer	Director	May 2, 2014
Steven J. Meyer

/s/ Brian Tambi	Director	May 2, 2014
Brian Tambi

/s/ Alan Weinstein	Director	May 2, 2014
Alan Weinstein

EXHIBITS

Exhibit
Number	Description

3.1	Restated Articles of Incorporation of Akorn, Inc. dated September 16, 2004, incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed on September 21, 2004.

3.2	By-Laws of Akorn, Inc., as amended effective October 4, 2013, incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on October 10, 2013.

4.1	Akorn, Inc. 2014 Stock Option Plan, incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 10, 2014.

5.1*	Opinion of Jones Walker L.L.P.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3*	Consent of Opinion of Jones Walker LLP (contained in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included in signature page to this Registration Statement).

*Filed herewith